Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-112826) pertaining to the Renovis, Inc. 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan, 2000 Equity Incentive Plan and the Employee Stock Purchase Plan, and the Registration Statement (Form S-3 No. 333-122762) and in the related prospectus of our report dated February 11, 2005, with respect to the financial statements of Renovis, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

Palo Alto, California

March 22, 2005